UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.        )

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ICTV BRANDS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholders:

It is my pleasure to inform you that a Special Meeting of Shareholders in lieu of our 2017 Annual Meeting of Shareholders will be conducted online at 9:30AM on December 29, 2017. The virtual nature of the meeting will enable us to increase shareholder accessibility, while improving meeting efficiency and reducing costs.

Shareholders will be able to listen, vote and submit questions from their home or any remote location by teleconference call. Information on how to participate in this year’s virtual meeting can be found under Instructions for the Virtual Annual Meeting at the end of the enclosed Proxy Statement.

Thank you for your continued support.

December 8, 2017

Kelvin Claney
Chairman

Notice of Virtual Special Meeting in lieu of Annual Meeting of
Shareholders of ICTV Brands Inc.

December 29, 2017
9:30 a.m. Eastern Standard Time

The Shareholders Meeting will begin promptly at 9:30 a.m. Eastern Standard Time. Shareholders will be able to listen, vote, and submit questions from their home or from any remote location by teleconference call. There will be no physical location for shareholders to attend. Shareholders may only participate online by calling into the teleconference at (877) 888-4312, for U.S. shareholders, or (785) 424-1876, for international shareholders.

ITEMS OF BUSINESS:

1.	The election of the 5 director nominees named in the Proxy Statement.

2.	The approval of an amendment to our 2011 Incentive Stock Option Plan.

If you were a shareholder at the close of business on November 30, 2017, then you are eligible to vote at this year’s Shareholders Meeting.

Please read these materials so that you will know which items of business we intend to cover during the meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope. This will allow your shares to be voted as you instruct even if you cannot participate in the meeting. Instructions on how to vote your shares are on the proxy card enclosed with the Proxy Statement.

December 8, 2017

ICTV Brands, Inc.

489 Devon Park Drive, Suite 306

Wayne, PA 19087

Kelvin Claney
Secretary

We urge each shareowner to promptly sign and return the enclosed proxy card.

ICTV Brands, Inc.

489 Devon Park Drive, Suite 306

Wayne, PA 19087

PROXY STATEMENT

December 8, 2017

Virtual Special Meeting

in lieu of Annual Meeting of Shareholders

9:30 AM (Eastern Standard Time) on December 29, 2017

SOLICITATION

THE PROXY ACCOMPANYING THIS STATEMENT IS SOLICITED BY THE BOARD OF DIRECTORS OF ICTV BRANDS INC. (the “Company”). All Proxies that are properly executed by Stockholders and received by the Board of Directors (the “Board”) prior to the Shareholders Meeting will be voted in accordance with the directions therein. In the absence of specific instructions, Proxies received by the Board will be voted in favor of the proposals described in this Proxy Statement. Any Proxy delivered pursuant to this solicitation may be revoked, at any time before it is exercised, by written notice of revocation to, or by filing a duly executed Proxy bearing a later date with, the Secretary of the Company. Any Stockholder attending the Meeting may vote on the conference call whether or not a Proxy has been previously filed.

Depending on the circumstances, if Proxies representing the vote required to effect the actions set forth herein are not obtained by the date of the Shareholders Meeting, the meeting may be adjourned without taking action on the proposals referred to herein and the solicitation of Proxies may be continued, or any or all of the proposals may be abandoned, at least for the time being.

Shareholders are being notified of the Proxy Statement and the form of proxy beginning December 8, 2017.The cost of soliciting Proxies, including the cost of preparing and mailing the Proxy material, will be borne by the Company. The solicitation will be made by the Company, primarily by mail, but also may be made by the Directors, officers or employees of the Company, personally or by email, fax or telephone. Brokers, custodians, fiduciaries and other like parties will be requested to send Proxy material to beneficial owners of stock and will be reimbursed for their expenses.

OUTSTANDING SHARES OF CAPITAL STOCK ENTITLED TO VOTE

Only Stockholders of record at the close of business on November 30, 2017, are entitled to notice of and to vote at the Shareholders Meeting. As of November 30, 2017, 52,303,725 shares of the Company’s Common Stock (“Common Stock”) were outstanding and entitled to one vote per share on each matter to be voted upon at the Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2017. The number of shares beneficially owned by each entity, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares which the individual or entity has the right to acquire within sixty days through the exercise of an option, conversion feature or similar right.

Directors and Officers	Title	Number of Shares Owned	Percent of Class Owned(19)

Kelvin Claney (1) (7) (14)	Chairman of the Board of Directors and Chief Executive Officer	8,661,036	16.5%

Richard Ransom (1) (8)	President	2,080,332	3.9%

Ernest P. Kollias, Jr (1) (9)	Chief Financial Officer	363,500	0.7%

Stephen Jarvis (2) (10)	Director	546,999	1.0%

William Kinnear (3) (11)	Director	141,667	0.3%

Donald McDonald, Jr. (4) (12)	Director	116,667	0.2%

Diana Pessin (5) (13)	Director	2,063,518	4.0%

All directors and officers as a group (7 persons named above)		13,961,219	25.8%

5% Security Holders

The Better Blocks Trust, declared January 1, 1994 (6)		6,668,660	12.7%

Norman Pessin (15)		2,240,484	4.3%

Sandra Pessin (15) (20)		5,696,079	10.9%

LeoGroup Private Debt Facility, L.P. (16)(17)		5,786,765	11.1%

DG Value Partners, LP(18)		890,528	1.7%

DG Value Partners II Master Fund (18)		3,911,235	7.5%

* Less than 1%

Except as noted below, all shares are held of record and each record stockholder has sole voting and investment power. Ownership percentage calculations are based on 52,053,725 shares of common stock outstanding as of March 31, 2017.

(1)	This business address for these persons is 489 Devon Park Drive, Suite 306. Wayne, PA 19087.

(2)	Mr. Jarvis’ business address is 820 Aralco Bldg., Unit 301, J P Razal Street, Poblacion, Makati City 1210, Phillipines.

(3)	Mr. Kinnear’s business address is 72 Airdrie Road, Toronto, Ontario M4G 1M2, Canada.

(4)	Mr. McDonald’s business address is 431 Drummers Lane, Wayne PA 19087.

(5)	Ms. Pessin’s business address is 310 E 75th Street, Apt 2a, New York, NY 10021.

(6)	The address for The Better Blocks Trust is 34 Manchester Court, Berwyn, PA 19312.

(7)	Includes 533,333 shares as to which Mr. Claney holds exercisable options within 60 days.

(8)	Includes 1,141,666 shares as to which Mr. Ransom holds exercisable options within 60 days.

(9)	Includes 200,000 shares as to which Mr. Kollias holds exercisable options within 60 days.

(10)	Includes 183,334 shares as to which Mr. Jarvis holds exercisable options within 60 days.

(11)	Includes 141,667 shares as to which Mr. Kinnear holds exercisable options within 60 days.

(12)	Includes 116,667 shares as to which Mr. McDonald holds exercisable options within 60 days.

(13)	Includes 1,989,561 shares owned indirectly by spouse, Brian Pessin and 16,667 shares as to which Ms. Pessin holds exercisable options within 60 days.

(14)	Includes 6,668,660 shares owned by The Better Blocks Trust, of which Mr. Claney is a joint trustee. Mr. Claney disclaims beneficial ownership of the shares and options owned or controlled by The Better Blocks Trust beyond the extent of his pecuniary interest.

(15)	Mr. and Mrs. Pessin’s business address is 366 Madison Avenue, 14th Floor, New York, NY 10017.

(16)	The address for LeoGroup Private Debt Facility, L.P. is 100 Wood Avenue South, #209, Iselin, NJ 08830. The shares reported herein are held directly by LeoGroup Private Debt Facility, L.P., or LeoGroup LP. LeoGroup Management, LLC, or LeoGroup Management, is the General Partner of LeoGroup LP. LeoGroup Management is 100% owned by The Leo Group, LLC, or LeoGroup. Matthew J. Allain is the principal owner of LeoGroup. The shares directly owned by LeoGroup LP may be deemed indirectly owned by LeoGroup Management, Leo Group and Mr. Allain; however, each of LeoGroup Management, Leo Group and Mr. Allain disclaims beneficial ownership of these securities except to the extent of its respective pecuniary interest therein, if any, and the inclusion of these shares herein shall not be deemed an admission of beneficial ownership of all of the shares for purposes of Section 16 or any other purpose.

(17)	The address for DG Value Partners, LP and DG Value Partners II Master Fund is 460 Park Avenue, 22nd Floor, New York, NY 10022

(18)	Currently exercisable options have been included as outstanding shares for purposes of this calculation.

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Directors be divided into three classes, with each class being as nearly equal in number as possible. Each Director holds office for a three-year term. The terms of the three classes are staggered so that the term for one class of Directors expires on the date of the annual meeting of the Company’s Stockholders each year. A Director holds office until his successor is elected and qualified or until his earlier death, resignation or removal. Since the Company has not held an annual meeting in recent years, all Board positions are currently being elected. The term of the director elected as a Class 1 member will expire as of the Company’s 2018 annual meeting. The term of the directors elected as Class 2 members will expire as of the Company’s 2019 annual meeting. The term of the directors elected as Class 3 members will expire as of the Company’s 2020 annual meeting.

All the nominees named in this Proxy Statement are currently members of the Board. The Board has determined that each nominee meets the qualification requirements set forth in the Company’s Bylaws. Each nominee is presently available for election, has consented to being named in the Proxy Statement as a nominee and has indicated that, if elected, he/she would so serve. However, in the event any nominees shall subsequently decline or be unable to serve, it is intended that the Proxies will be voted for a nominee designated by the Board. The Board knows of no reason to anticipate that this will occur.

It is the intention of the persons named in the enclosed Proxies, unless otherwise directed by Stockholders executing Proxies, to vote all Proxies received by them prior to the Shareholders Meeting for the election of the persons named in this Proxy Statement. To be elected a Director, each such nominee must receive a favorable vote of a majority of the shares of Common Stock represented at the Shareholders Meeting.

NOMINEES FOR ELECTION AT THIS MEETING

Class 1 Director

William Kinnear, age 73, became a director of our company in March 2013. Mr. Kinnear is a Chartered Professional Accountant in Canada, and has over 40 years of experience as a senior officer with a variety of companies, both public and private, in the accounting and financial disciplines. His experience includes the areas of mortgage underwriting and finance, point of sale, steel fabrication, corporate secretarial services, and investments.

Class 2 Directors

Stephen Jarvis, age 64, has served as a director of our company since December 17, 2009. In 1996 Mr. Jarvis co-founded Positive Response Vision Inc., which as President of he grew to a successful 400 person Filipino direct marketing company. After a brief retirement, in 2015 Mr. Jarvis co-founded Vision TV Inc., in which he oversees all sales, inventory and logistical operations for the company. With a staff of 600 VTI is one of the largest omni channel direct to consumer marketing companies in the Philippines, supplying multi product categories to consumers throughout the entire Philippines archipelago. Jarvis has been engaged in direct to consumer and retail marketing since 1983.

Diana Pessin, age 44, became a director of our company in January 2016. Ms. Pessin has more than fifteen years of senior-level business management experience in product and direct to consumer marketing. Ms. Pessin is currently Vice President of User Acquisition & Programmatic Buying with HBO, where she leads the customer acquisition strategy for HBO’s streaming service and oversees a multi-million dollar media budget to drive subscriptions across search, display, video, paid social and programmatic buying efforts. She has extensive experience in developing coordinated marketing and promotional campaigns, partnership negotiations, and analysis of sales and finances. Additionally, Ms. Pessin has served in consumer marketing roles at Sportscapsule, Inc. and Colgate-Palmolive Company. Ms. Pessin holds an MBA with a Concentration in Marketing and Media Management from Columbia University, a Bachelors of Science with Distinction in Applied Economics and Business Management from Cornell University.

Class 3 Directors

Kelvin Claney, age 67, has served as a director of our company since January 2001 and has served as our Chief Executive Officer since 2001. Mr. Claney began working in the United States direct response business in 1989 as an independent contractor to National Media Corp., where he produced, sourced, and executive-produced various infomercial projects. Since 1992 until 2014, Mr. Claney has served as President of R.J.M. Ventures, Inc., a television direct response marketing company, where he was responsible for such things as identifying projects we want to become involved with and in particular DermaWand. Mr. Claney has co-written and produced 3 long form DermaWand infomercials and multiple short form DermaWand spots for distribution via broadcast and digital media. He also created the marketing material including multiple television commercials for the children’s toy product known as BetterBlocks ®, which was then owned by The Better Blocks Trust.

Donald McDonald Jr., age 64, became a director of our company in April 2014. Mr. McDonald’s 40-year career spans several organizations from financing to direct response advertising to technology and media. His responsibilities as a founder and executive over the past 30 years include strategy, vision, management, operational and sales. In particular, Mr. McDonald led National Media Corporation, a direct response marketing company, to $320 million in annual sales and a NYSE listing as a public company. Mr. McDonald is currently with Great Valley Capital Advisors, assisting companies with corporate development and strategy.

RELATIONSHIPS, DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by our company to become a director or executive officer.

Director Independence

A majority of our directors are independent, as determined in accordance with the definition of independence in the NYSE Listed Company Manual. Our independent directors are Messrs. Jarvis, Kinnear, McDonald and Mses. Pessin.

Transactions with Officers and Directors

Except as described below, and other than employment agreements, since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party (i) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and (ii) in which any director, executive officer, stockholder who beneficially owns more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

On January 23, 2017, we issued 8,823,530 shares of common stock at a price of $0.34 per share, for aggregate gross proceeds of $3,000,000 in a private placement and, thereafter, we issued an additional 11,764,713 shares of common stock at a price of $0.34 per share, for aggregate gross proceeds of $4,000,000 in the second closing of the private placement. The spouse and mother-in-law of our director, Diana Pessin, participated in the private placement and purchased a total of 4,411,765 shares at a price of $0.34 per share for a total purchase price of $1,500,000 as well as Kelvin Claney, our Chief Executive Officer, participated in the private placement and purchased a total of 500,000 shares at a price of $0.34 per share for a total purchase price of $170,000.

Our board of directors conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. Our board of directors has not adopted formal standards to apply when it reviews, approves or ratifies any related party transaction. However, our board of directors generally reviews related party transactions to ensure that they are fair and reasonable to our company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are authorized by our board of directors.

During the year ended December 31, 2016, we had one sale of products for approximately $14,000 with an international third party distributor affiliated with one of our Board of Director members. The pricing and terms of the sale are similar to other international third party sales.

Section 16(A) Beneficial Ownership Reporting Compliance

Control persons, including all directors and executive officers, of our company are required by Section 16(a) of the Securities Exchange Act, to report to the SEC their transactions in, and beneficial ownership of, our common stock, including any grants of options to purchase common stock. To the best of our knowledge, our directors and executive officers, and beneficial owners of more than 10% of our common stock, timely filed all required reports with the SEC during the year ended December 31, 2016.

Board Meetings and Committees

Our Board of Directors meets at least quarterly in conjunction with a review of our quarterly results with our independent auditors. Additional meetings are held as necessary to consider and act upon business matters. The Board held a total of three meetings during 2016, each of which was attended by at least 75% of the directors. Because our directors live in various parts of the world, most Board meetings are held by teleconference.

We have an Audit Committee which consists of our four independent members, William Kinnear, Stephen Jarvis, Donald McDonald, Jr. and Diana Pessin. Mr. Kinnear is Chairman of the Audit Committee and is considered the Audit Committee financial expert. We have a Compensation Committee which consists of our four independent members, William Kinnear, Stephen Jarvis, Donald McDonald, Jr. and Diana Pessin. Mr. McDonald is Chairman of the Compensation Committee. The Compensation Committee considers and makes determinations pertaining to compensation of directors and executive officers. We have not yet adopted a code of ethics applicable to our senior management, or persons performing those functions, due to the small number of persons involved in management of our company.

The Board does not have a nominating committee or committee performing similar functions. Generally, the entire Board considers nominations and will consider individuals recommended by Stockholders. Stockholders wishing to recommend director candidates for consideration by the Board may do so by writing to the Secretary of the Company giving the candidate’s name, biographical data and qualifications.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid or earned for services rendered to our company in all capacities during the years ended December 31, 2016 and 2015, by our executive officers.

Name And Principal Position	Year	Salary ($)	Bonus ($)	Stock ($)	Option Awards Granted ($)(3)
Kelvin Claney (Chief Executive Officer)	2016	290,000	-	-	-
	2015	290,000	-	-	-

Richard Ransom (President)	2016	200,000	-	-	-
	2015	200,000	-	-	-

Ernest P. Kollias, Jr. (Chief Financial Officer effective October 10, 2016) (1)	2016	40,000	-	-	195,000
	2015	-	-	-	-

Ryan LeBon (Former Chief Financial Officer) (2)	2016	105,000	-	-	-
	2015	140,000	-	-	9,400

(1) Ernest P. Kollias, Jr. joined our company in October of 2016 as our Chief Financial Officer with an annual salary of $160,000.

(2) Ryan LeBon had an annual salary of $140,000 and resigned as our Chief Financial Officer effective September 30, 2016.

(3) Option awards measured in accordance with FASB ASC Topic 718 and such awards vest over three years. See Note 2 for further information.

Compensation of Directors

During 2016, Stephen Jarvis, William Kinnear, Donald McDonald, Jr. and Diana Pessin each received $9,000 as compensation for their service as directors. During 2015, Stephen Jarvis, William Kinnear and Donald McDonald, Jr. each received $9,000 as compensation for their service as directors. In 2016 and 2015, Stephen Jarvis was paid $0 and $3,617, respectively, for commissions above and beyond his duties as a director. As part of her appointment as director on January 7, 2016, Diana Pessin was awarded 50,000 options at a price of $0.2057. For the year ended December 31, 2017, each director will receive an annual stipend of $9,000.

AMENDMENT TO STOCK OPTION PLAN

In June 2001, our shareholders approved our 2001 Stock Option Plan (the “Plan”). The Plan is designed for our employees, officers and directors and is intended to advance our best interests by providing personnel who have substantial responsibility for our management and growth with additional incentive by increasing their proprietary interest in our success, thereby encouraging them to remain in the employment of the Company or its subsidiaries. The Plan is administered by our Board of Directors, and authorizes the issuance of stock options not to exceed a total of 3,000,000 shares of common stock. The terms of any awards under the Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant. The Plan expired in February 2011. As of December 31, 2016, 116,667 options are outstanding under the Plan.

In December 2011, our Board of Directors approved our 2011 Incentive Stock Option Plan (the “2011 Plan”). The 2011 Plan is designed for our employees, officers, and directors and is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in our success, thereby encouraging them to remain in the employment of the Company or its subsidiaries. The 2011 Plan is administered by the Board of Directors of the Company, and authorizes the issuance of stock options not to exceed 6,000,000 shares. The terms of any awards under the Plan are determined by the Board of Directors, provided that no options may be granted at less than the fair market value of the stock as of the date of the grant. As of December 31, 2016, 3,563,335 options are outstanding under the 2011 Plan.

During the past year, the Company has grown exponentially and, as a result, we have significantly more key employees. Therefore, the Board has deemed it in the best interests of the Company to increase to 8,000,000 the number of stock options which may be awarded under the 2011 Plan, and is recommending that the shareholders approve that increase.

It is the intention of the persons named in the enclosed Proxy, unless otherwise directed by Stockholders executing Proxies, to vote all Proxies received by them prior to the Shareholders Meeting in favor of the increase to 8,000,000 in the number of shares as to which stock options may be granted. To be approved by the shareholders, the proposal must receive a favorable vote of a majority of the shares of Common Stock represented at the Shareholders Meeting.

The following table presents information as to the number of shares of our common stock which are authorized for issuance under the 2011 Plan as of December 31, 2016.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under the 2011 Plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,680,002	$0.24	2,319,998
Equity compensation plans not approved by security holders	2,193,334	$0.35	N/A
Total	5,873,336	$0.28	2,319,998

PRINCIPAL ACCOUNTING FEES AND SERVICES

Our independent public accountants are EisnerAmper LLP. A representative of EisnerAmper will be present at the Shareholders Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed to our company for professional services rendered from EisnerAmper LLP for the audit of our annual financial statements, review of our quarterly financial statements, and other services normally provided in connection with statutory and regulatory filings or engagements was approximately $118,000 in 2016 and approximately $125,000 in 2015.

Audit-Related Fees

The aggregate fees billed to our company for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements, and are not reported above were approximately $6,000 in 2016 and $0 in 2015.

Tax Fees

The aggregate fees billed to our company for professional services rendered for tax compliance, tax advice, and tax planning were approximately $19,000 in 2016 and approximately $11,000 in 2015.

All Other Fees

There were no other fees billed in each of the last two fiscal years for professional services rendered by our independent registered public accounting firm.

All fees for audit and non-audit services, and any material fees for other services, are approved in advance by the Board of Directors.

STOCKHOLDER PROPOSALS

Any Stockholder proposal intended to be presented at the 2018 Annual Meeting of Stockholders must be received at the Company’s principal executive offices not later than February 28, 2018, in order to be considered for possible inclusion in the Company’s Proxy Statement and form of Proxy relating to that Meeting.

OTHER MATTERS

The Board knows of no matters to be presented for action at the Shareholders Meeting other than those mentioned above. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote on such other matters in accordance with their judgment.

/s/ Kelvin Claney

Kelvin Claney, Chairman

INSTRUCTIONS FOR THE VIRTUAL ANNUAL MEETING

This year our annual meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via teleconference call.

To participate in the meeting, access the live conference call by dialing (877) 888-4312, for U.S. shareholders, or (785) 424-1876, for international shareholders. Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. The meeting will begin promptly at 9:30 AM EST on December 29, 2017.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

How Do I Vote My Shares?

Shares may be voted before the meeting by following the instructions on the enclosed proxy and mailing it to the Company at ICTV Brands, Inc., 489 Devon Park Drive, Suite 306, Wayne, PA 19087. Shares may be voted at the meeting by voice vote. You can revoke your proxy at any time before it is exercised by submitting written notice of revocation to the Secretary of the Company; by submitting another proxy by mail that is later dated and properly signed; or by voice vote during the meeting if you are a shareholder of record.

What If I Do Not Specify How I Want My Shares Voted?

If you do not specify on your proxy (or when giving your proxy by telephone) how you want to vote your shares, we will vote them:

FOR all of the director nominees;

FOR approval of the increase in number of shares available under the 2011 Stock Option Plan.

PROXY

ICTV BRANDS INC.

Special Meeting in lieu of Annual Meeting of Shareholders

PROXY SOLICITED BY THE BOARD OF DIRECTORS

I hereby appoint the Board of Directors of ICTV Brands Inc. (the “Company”), acting by majority, as my Proxy, with full power of substitution, to vote all of my shares of the Company as to which I am entitled to vote at the Special Meeting of Shareholders to be held on December 29, 2017, at 9:30 A.M. EST, and at any adjournment thereof, hereby ratifying all that said Proxy or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said Proxy to vote as follows:

1. ELECTION OF DIRECTORS:

Election of William Kinnear as a Class 1 Director:	For [ ] Against [ ] Abstain [ ]

Election of Stephen Jarvis as a Class 2 Director:	For [ ] Against [ ] Abstain [ ]

Election of Diana Pessin as a Class 2 Director:	For [ ] Against [ ] Abstain [ ]

Election of Kelvin Claney as a Class 3 Director:	For [ ] Against [ ] Abstain [ ]

Election of Donald McDonald, Jr. as a Class 3 Director:	For [ ] Against [ ] Abstain [ ]

2. AMENDMENT TO 2011 INCENTIVE STOCK OPTION PLAN:

Proposal to increase to 8,000,000 the number of stock options which may be awarded under the 2011 Incentive Stock Option Plan. For [  ] Against [  ] Abstain [  ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED. IF YOU SIGN AND RETURN THIS PROXY WITHOUT CHECKING ANY BOXES, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS.

Dated _____________, 2017

_______________________________________________________

[Name of Shareholder]

Signature	Co-Signature (if any)

If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. If signing as joint tenants, all joint tenants must sign. If signing for a corporation, signer must be an authorized officer.